Exhibit 1

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                                   AGREEMENT

      This agreement is entered into this 30 day of November, 2001, by and among R-TEC TECHNOLOGIES, INC., a corporation organized and existing in good standing under the laws of New Jersey, hereinafter below sometimes referred to as R-TEC, with an office at 37 Ironia Road, Flanders, New Jersey 07836, William F. Ward, hereinafter below sometimes referred to as Ward, with a mailing address at P.O. Box 150, Goshen, New York 10924-0150, Louis L. Levine, hereinafter below sometimes referred to as Levine, with a mailing address at 1057 Linden Street, Valley Stream, New York l1580-2l35, and Daniel Stack, hereinafter below sometimes referred to as Stack, with a mailing address at 8 Linda Drive, Suffern, New York 10901.

                                   WITNESSETH

      WHEREAS R-TEC owns, has licenses with respect to, and/or is in the process of applying for patent coverage, or is in the process of negotiating for certain proprietary rights with respect to, and alone or in conjunction with others is developing related proprietary and non-proprietary manufacturing, packaging, delivery, detection, neutralizing, testing and training devices and systems with respect to all matters concerned with chemical, bio1ogical, and radioactive weapons, and their antidotes and/or treatments, storage, dispersal, detection, alteration, containment, and/or neutralization, including all related chemicals, biologicals, storage, detection, dispersal, alarm, treatment, neutralization,

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and destruction methodologies, and

      WHEREAS R-TEC is developing new compounds, mixtures, substances and methods of detecting, neutralizing, treating, and using in training devices, with respect to all matters concerned with chemical, biological, and radioactive weapons, and their antidotes and/or treatments, and their storage, dispersal1 detection, alteration, containment, and/or neutralization, Including all related chemicals, biologicals, storage, dispersal, detection, alarm, treatment or neutralization, and destruction methodologies, and

      WHEREAS R-TEC has been seeking to expand its management team so as to be able to internally produce sound general business judgments by knowledgeable people and entities whose training and experience give them entree to governmental and private organizations, both in the United States and abroad, which are interested in purchasing, licensing, manufacturing, storing, using, experimenting with, modifying and installing in detection, warning, delivery, storage, dispersal, and neutralizing modes and systems, some or all of the products and systems above-referenced, and

      WHEREAS R-TEC has already identified certain prospectively uniquely and highly qualified individuals whose individual education, military and civilian experience, and entree to key governmental and private sector offices, both military and civilian, at the national, state, or local level, both in the United States and among allied and as yet formally uncommitted nations in the war on terrorism, which use explosives, chemicals,

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biologicals, incendiaries, and atomics, and

      WHEREAS three such individuals, all of whom meet the qualifications hereinabove set forth, namely, Messrs. William F. Ward, Louis L. Levine, and Daniel Stack, are all prepared to work as a team of consultants in behalf of R-TEC's efforts hereinabove mentioned, and to accept memberships on a Board of Advisors to be created by R-TEC,

      NOW, THEREFORE, in consideration of the mutual premises, representations, and covenants herein set forth,

      BE IT AGREED by and among the parties signatory hereto as follows:

      1. That R-TEC hereby engages said Messrs. Ward, Levine, and Stack as individual consultants who shall work together as cooperating individual consultants, and as members of R-TEC's Board of Advisors with R-TEC end it various other consultant and/or affiliates in furtherance of R-TEC's goals and objectives in aiding in the defense of the free world and facilitating the elimination and/or reduction and/or containment of the threat of global terrorism, and

      2. That Messrs. Ward, Levine, and Stack shall endeavor to bring to the attention of appropriate policy and technical level government civilian and military leaders and private sector civilian scientists, educators, and industrialists, both in the United States and in countries allied with the United States in defending against terrorist attacks, and the building of terrorist weaponry, stockpiles, arid delivery systems, those products,

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countermeasures,  and treatment and prevention techniques of R-TEC, all with the purpose of funding R-TEC's products and techniques through development and testing to the point of deployment in behalf of the United States and its allies, and

      3. That R-TEC shall have the right to veto particular approaches proposed by any of said Messrs. Ward, Levine, and/or Stack, all without penalty to R-TEC or to any of said three individuals, and

      4. That Messrs. Ward, Levine and Stack individually shall have the right to insist that their individual names shall not be used in connection with approaches to particular prospective supporters, endorsers, or users of R-TEC'S existing or proposed product and service lines, but that all of said three consultants hereby accept membership on R-TEC's Board of Advisors, with such acceptances conferring normal disclosure rights re same on R-TEC, and

      5. That Messrs. Ward, Levine, and Stack together and individually shall unconditionally abide by any decision of R-TEC, not to deal or make disclosures in matters covered herein with any party rejected by R-TEC, without R-TEC having to demonstrate its reasons for such a decision not to either deal or disclose, and

      6. That, for participating in the instant program as aforesaid, Messrs. Ward, Levine and Stack each shall receive as soon as is reasonably practicable after the instant agreement is signed by all of the named participants herein, i.e., said three individuals and R-TEC, individual compensation of 102,640 shares

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of R-TEC's  common stock,  which number of shares  represents two percent of all presently actually issued arid. outstanding shares of R-TEC plus two percent of all R-TEC shares presently reserved against future issuance by virtue of exercise of existing conversion or exercise rights, all call rights, or automatic issuance upon triggering events occurring within relevant time limits, and that a registration statement under the Securities Act of 1933 as amended, covering all shares issued hereunder to Messrs. Ward, Levine and Stack will be filed within 180 days on the signing of this agreement by all four signatories, without cost to Messrs. Ward, Levine and Stack.

      7. That it is understood and agreed that Messrs. Ward, Levine, and Stack do not have to pass any performance hurdles in order to absolutely and unconditionally become entitled to receive the stock of R-TEC as aforesaid hereinabove, and

      8. That is further understood and agreed that Messrs. Ward, Levine and Stack, immediately upon execution hereof, collectively shall be entitled to compensation at the rate of 15% (fifteen percent) of all net profit on all sales of the C-BAND product and. service and C-BAND related products and services, by R-TEC, of the kind hereinabove mentioned, it being agreed that such commissionable income shall include basic price per unit sold or leased or manufactured or used under license, as well as of services performed, regardless of the nature of said services, and regardless of whether such pricing by R-TEC of C-BAND and/or C-BAND related products or the C-BAND related services and/or

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related  services shall be fixed or contingent,  it being  understood and agreed that said "net profit," as used herein, means all profit on sales and/or rentals and/or license fees, and/or services of any kind provided, which profit shall be computed after selling expenses and before any charges against income for depreciation, interest, taxes, or use fees (of any kind, and by any level of government whatsoever), with such entitlement compensation to be paid by R-TEC within ninety (90) days following June 30 and December 31 of each computational calendar year, provided that R-TEC has received compensation from its customers, and

      9. That it is understood and agreed that whatever compensation is paid by R-TEC to any Israeli citizen, present, former, or future Israeli resident, or Israeli business entity or proprietorship, or Israeli-based consultant, or Israeli governmental or quasi-governmental entity or organization for its or their services in introducing R-TEC and/or its personnel, consultants, and/or products, services, or technology to any arm of the Israeli Government, shall be for the sole account of R-TEC and shall in no way be a cost to be borne by Messrs. Ward, Levine, and/or Stack hereunder, and shall not serve to reduce any consideration flowing to Messrs. Ward, Levine, and/or Stack hereunder, except to the extent it reduces net profit for the purposes of calculation in paragraph 8.

      IN  WITNESS  WHEREOF,   the  parties  hereto  have  set  their  respective
signatures, thereby also indicating their respective

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representations  that each signatory hereto has full authority to enter into the instant agreement and to bind the entity it represents and that none of the individual signatories hereto is under any bar, prohibition, limitation, or restriction with respect to its plenary power to so sign.

R-TEC TECHNOLOGIES, INC.

By /s/ Philip Lacqua, its President                        Dated: 12/4/01
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   Printed name and signature

WILLIAM F. WARD     /s/ William F. Ward                    Dated: 12/4/01
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                    signature

LOUIS L. LEVINE     /s/ Louis L. Levine                    Dated: 12/4/01
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                    signature

DANIEL STACK        /s/ Daniel Stack                       Dated: 12/4/01
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                    signature